Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Autolus Therapeutics plc for the registration of ordinary shares, American Depository Shares representing ordinary shares, debt securities and warrants and to the incorporation by reference therein of our reports dated November 21, 2018 and February 25, 2019, with respect to the consolidated financial statements of Autolus Therapeutics plc included in its Annual Report (Form 20-F) for the year ended September 30, 2018 and its Transition Report (Form 20-F) for the three-months ended December 31, 2018, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Reading, United Kingdom
July 17, 2019